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                                                                    EXHIBIT 99.1


                    24/7 MEDIA AND REAL MEDIA ANNOUNCE MERGER
       COMBINED COMPANY HAS THE LARGEST ONLINE AD NETWORK AND THE LARGEST
            LOCALLY INSTALLED CUSTOMER BASE FOR AD SERVING TECHNOLOGY

Oct. 30, 2001--24/7 Media, Inc. (Nasdaq: TFSM), a leader in interactive marketing, and Real Media, Inc., the global provider of marketing solutions to the digital advertising industry, today announced a definitive merger. The new company is named 24/7 Real Media.

24/7 Real Media, which will be headquartered in New York, offers a comprehensive suite of proven interactive marketing solutions for advertisers and publishers. The Company's suite of best-of-breed online solutions include:

      o     Largest online ad network
      o     Largest locally installed ad serving customer base
      o     Second largest and fastest growing hosted ad serving customer base
      o Most extensive permission-based email database with more than 35 million email addresses
      o     Leading search engine placement enhancement service
      o     Innovative online promotions business

"This merger has both broadened and deepened our suite of products and service offerings. It makes us the strongest choice for advertisers and publishers in the online marketplace." said David J. Moore, Chief Executive Officer of 24/7 Real Media. "Our industry leading solutions, combined with our strong customer base, experienced management team, and a reduced operating cost structure, competitively position us as a formidable long-term player in interactive media."

"This merger leverages the value of our tools and services and is a testament to the character and commitment of our people," said Walter Annasohn, outgoing CEO of Real Media. "The new company becomes a very strong player by retaining the best from both organizations."

The merged company provides integrated solutions to enable Web publishers and online marketers that generate revenue by maximizing the power of their media assets. Clients of 24/7 Real Media include: American Express, AT&T, BellSouth, Bloomberg, Brann Media, CBS Marketwatch, Citibank, Dell, Earthlink, Ebay, The Economist, Forbes, Ford Motor, General Motors, IBM, Internet.com, The New York Times Digital, Sabre, Seagram, Seattle Seahawks, Symantec, TV Guide, Visa, YellowPages and Ziff Davis as well as thousands of other advertisers and publishers.

The growth potential for the new company derives from its greatly enhanced cross-selling opportunities and its competitive displacement capabilities. Leveraging the operational synergies and economies of scale of the combined organizations will facilitate the Company's drive to profitability. The combined Company expects to achieve more than $10 million in annual operational savings. A transition team has been established to manage the integration process to ensure these synergies are realized, as well as make recommendations for renaming the company.

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THE EXECUTIVE MANAGEMENT TEAM
The executive management team for 24/7 Real Media will include the following:

      o     Chief Executive Officer: David Moore
      o     Chief Operating Officer: Tony Plesner
      o     Chief Financial Officer: Norman Blashka
      o     General Counsel: Mark Moran
      o     Chief Executive Officer, Europe: Christopher Wagner

DEAL STRUCTURE
Under the terms of the definitive merger agreement, stockholders of Real Media will be issued approximately 8.3 million shares of 24/7 Media stock. PubliGroupe, the oldest and largest media services company in the world, had been majority owner of Real Media and will now own 15 percent of the new Company. Also, PubliGroupe will provide the new Company with additional financing.

ABOUT REAL MEDIA
Real Media is a PubliGroupe Company - the largest and oldest media services organization in the world. Real Media provides marketing solutions to the digital advertising industry through state of the art technology, maximizing brand value by protecting audience information. For more information please visit WWW.REALMEDIA.COM.

ABOUT 24/7 MEDIA, INC.
24/7 Media, Inc. is a leading provider of end-to-end interactive technology and marketing solutions and services for Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. 24/7 Media's solutions include advertising and direct marketing sales, ad serving, promotions, email list management, email list brokerage, data analysis, loyalty marketing, wireless and convergence solutions, all delivered from the Company's industry-leading data and technology platforms. 24/7 Media is based in New York. For more information, please visit: www.247media.com.


                                      # # #


Caution concerning forward-looking statements: This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the companies named herein. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: the risk that the 24/7 Media and the Real Media businesses will not be integrated successfully, the potential for impairment of relationships with employees or customers, the costs related to the merger, the inability of the companies to realize synergies or other anticipated benefits of the merger, and other economic, business, competitive and/or regulatory factors affecting the businesses

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of 24/7 Media and Real Media. None of the companies named herein are under any obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.


Media Contacts:

Mark Naples
mnaples@realmedia.com
917-514-2456

James Lebens
James.lebens@247media.com
212-231-7943